UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 24, 2007 (January 24, 2007)

SULPHCO, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-32636	88-0224817
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Spice Islands Drive, Sparks, NV 89431
(Address of principal executive offices)

Registrant’s telephone number, including area code (775) 829-1310

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) Appointment of Director

On January 24, 2007, Michael T. Heffner was appointed to the Company’s Board of Directors. Mr. Heffner previously served as a Director of SulphCo, Inc. (the “Company”) from February 6, 2006 until his term expired on June 19, 2006.

Mr. Heffner is a former executive with British Petroleum, where he retired in 2001 after 20 years with the company. From 1996 to 2001, he was president of British Petroleum Algeria, responsible for overseeing a $5 billion division comprising a petroleum-producing property and two natural gas developments in the Middle East. Previously, he served as joint venture manager in Colombia, managing partner relationships with the Colombian State Oil Company and private partners Total and Triton for $2 billion in Colombian oil and gas development. During his career with the company, he also served as British Petroleum’s health, safety and environmental manager for the Western Hemisphere.

Prior to working at British Petroleum, Mr. Heffner spent ten years with the Bechtel Corporation, where he served in a variety of cost, planning and construction roles in that company's petrochemical division in the U.S. and Canada. Mr. Heffner earned his BS degree in chemical engineering from the Georgia Institute of Technology and a Masters degree in business from Rice University.

Mr. Heffner’s appointment became effective on January 24, 2007. Upon becoming a director, Mr. Heffner received the standard board compensation of 50,000 shares of SulphCo, Inc. common stock (the common stock granted to Mr. Heffner will be restricted stock and bear legends detailing the restrictions).

On January 24, 2007, the Registrant issued a press release announcing the appointment of Mr. Heffner to the Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits.

Exhibit
Number	Description
99.1	Press release on the appointment of Michael Heffner as director

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SULPHCO, INC.

Dated as of: January 24, 2007	By:	/s/ Loren Kalmen

Name: Loren Kalmen Title: Chief Financial Officer